Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-132469, 333-132469-01, 333-132469-02) and on Form S-8 (Nos. 333-137469, 333-137468, 333-136620, 333-102457, 333-102362, 333-87778, 333-75242, 333-75226, 333-75238, 333-75050, 333-103765, 333-105804 and 333-146592) of Prudential Financial, Inc. of our report dated February 27, 2008, except for the segment change for the commercial mortgage securitization operations and the amendment of the definition of adjusted operating income described in Note 20, as to which the date is May 16, 2008, relating to the consolidated financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

New York, New York

May 16, 2008